The Simply Good Foods Company Reports Fiscal Third Quarter 2025
Financial Results and Updates Fiscal Year Outlook

Denver, CO, July 10, 2025 - The Simply Good Foods Company (Nasdaq: SMPL) (“Simply Good Foods,” or the “Company”), a developer, marketer and seller of branded nutritional foods and snacking products, today reported financial results for the thirteen and thirty-nine weeks ended May 31, 2025. The acquisition of Only What You Need, Inc. ("OWYN") was completed on June 13, 2024. Therefore, the Company's year-ago performance for the thirteen and thirty-nine weeks ended May 25, 2024, does not include results of the OWYN business. The reference to "organic" or "legacy" Simply Good Foods in this press release encompasses Simply Good Foods' business excluding OWYN.

Third Quarter Summary:(1)
•Net sales of $381.0 million versus $334.8 million
•Net income of $41.1 million versus $41.3 million
•Earnings per diluted share (“EPS”) of $0.40 versus $0.41
•Adjusted Diluted EPS(2) of $0.51 versus $0.50
•Adjusted EBITDA(3) of $73.9 million versus $71.9 million
Updating Fiscal Year 2025(4) Outlook:
•Net sales expected to increase 8.5% to 9.5%
•Adjusted EBITDA expected to increase 4% to 5%
•The fifty-third week in Fiscal Year 2024 is an approximately 2-percentage point headwind to both Net Sales and Adjusted EBITDA growth in Fiscal Year 2025 and is incorporated in the outlook above

“I am pleased with the continued momentum on our business, with net sales up 14% highlighted by approximately 4% organic net sales growth. Consumption increased double-digits again for both Quest and OWYN which, in aggregate, represent about 70% of net sales today, while Atkins remained under pressure, as expected," said Geoff Tanner, President and Chief Executive Officer of Simply Good Foods. "Considering our year-to-date performance on the top and bottom line, and trends to begin the fourth quarter, we are narrowing our full-year outlook. I want to commend our teams for their tenacity amidst a dynamic operating environment in delivering a year where we expect to generate approximately 3% organic net sales growth and mid-single-digit Adjusted EBITDA growth, as well as to successfully integrate OWYN."

"As a leader in the fast-growing Nutritional Snacking category, Simply Good Foods is uniquely positioned to lead the continued mainstreaming of consumer demand for high-protein, low-sugar, low-carb food and beverage products, and to create meaningful shareholder value. We have a simple framework for growth: Introduce world class innovation, expand physical availability of our products across the store and online, and leverage award-winning marketing to build awareness of our brands. We are stepping up our productivity and other mitigation efforts to offset elevated headwinds from inflation and tariffs in the short term, while enabling the Company to continue to support growth-driving investments for the long-term."

Third Quarter 2025 Results

Net sales of $381.0 million increased $46.2 million or 13.8% versus the comparable year ago period. OWYN net sales contributed $33.6 million, or 10.0%, to reported net sales growth, while organic net sales grew 3.8%, driven by Quest.

Total Simply Good Foods retail takeaway(6) increased about 3% driven by growth for Quest and OWYN of approximately 11% and 24%, respectively, while Atkins declined about 13%.

Gross profit of $138.5 million increased 3.7% versus the comparable year ago period. The increase in gross profit was driven by the inclusion of OWYN and modest benefits from productivity and pricing, partially offset by inflationary headwinds on our legacy business. As a result, gross margin was 36.4%, a 350 basis points decrease versus the comparable year ago period, driven by net inflation and OWYN.

Operating expenses of $79.2 million increased $4.3 million versus the comparable year ago period. Selling and marketing expenses of $33.8 million decreased $2.7 million versus the comparable year ago period driven by declines in the legacy business that were partially offset by the inclusion of OWYN. General and administrative ("G&A") expenses of $41.2 million increased $9.7 million versus the comparable year ago period. Excluding integration expenses of $5.2 million and stock-based compensation of $4.3 million, G&A increased $4.8 million to $31.4 million, driven primarily by the inclusion of OWYN.

Net interest income and interest expense of $4.2 million reflected a modest increase versus the comparable year ago period.

Net income of $41.1 million decreased 0.6% versus $41.3 million in the comparable year ago period.

Adjusted EBITDA of $73.9 million increased 2.8% versus $71.9 million in the comparable year ago period.

Reported earnings per diluted share (“Diluted EPS”) were $0.40 versus $0.41 in the comparable year ago period. The weighted average diluted shares outstanding were approximately 101.6 million versus 101.3 million in the comparable year ago period.

Adjusted Diluted EPS was $0.51 versus $0.50 in the comparable year ago period.

Year-to-Date Third Quarter Fiscal Year 2025 Summary:
•Net sales of $1,081.9 million versus $955.6 million
•Net income of $116.0 million versus $110.0 million
•Earnings per diluted share (“EPS”) of $1.14 versus $1.09
•Adjusted Diluted EPS of $1.46 versus $1.33
•Adjusted EBITDA of $211.9 million versus $191.7 million

Net sales of $1,081.9 million increased 13.2% versus the comparable year ago period. OWYN contributed $99.6 million, or 10.4%, to reported net sales growth, while organic net sales grew 2.8%, driven by Quest. International organic net sales were down $1.6 million versus the comparable year ago period.

Total Simply Good Foods retail takeaway increased about 6% driven by strong Quest and OWYN growth of about 12% and 44%, respectively, while Atkins declined about 9%.

Gross profit of $399.1 million increased 9.2% from the comparable year ago period. The increase in gross profit was driven primarily by the inclusion of OWYN and organic volume growth, partially offset by inflationary headwinds. As a result, gross margin was 36.9%, representing a decrease of 140 basis points versus the comparable year ago period primarily due to OWYN. The non-cash inventory step-up related to the OWYN Acquisition in the current fiscal year was a 10 basis point headwind.

Operating expenses of $230.5 million increased $23.5 million versus the comparable year ago period. Selling and marketing expenses of $101.9 million decreased $1.2 million versus the comparable year ago period, primarily driven by declines in the legacy business which were offset by the inclusion of OWYN. General and administrative ("G&A") expenses of $115.3 million increased $26.9 million compared to the year ago period. Excluding stock-based compensation of $12.6 million, integration expenses of $12.1 million, and term loan transaction fees of $0.7 million, G&A increased $14.6 million to $89.6 million, driven primarily by the inclusion of OWYN.

One-time Business Transaction costs related to the OWYN Acquisition were $0.8 million.

Net interest income and interest expense of $16.9 million increased $3.2 million versus the comparable year ago period. The interest expense component increase was primarily driven by a higher term loan debt balance due to the OWYN Acquisition.

Net income of $116.0 million compared to $110.0 million for the comparable year ago period.

Adjusted EBITDA of $211.9 million increased 10.6% versus $191.7 million in the comparable year ago period.

Reported earnings per diluted share ("Diluted EPS") of $1.14 increased 4.6% versus $1.09 in the comparable year ago period. The weighted average diluted shares outstanding was approximately 101.7 million versus 101.2 million in the year ago period.

Adjusted Diluted EPS of $1.46 increased 9.8% versus $1.33 in the comparable year ago period.

Balance Sheet and Cash Flow

At the end of the third quarter of fiscal year 2025, the Company had cash of $98.0 million and an outstanding principal balance on its term loan of $250.0 million. During the quarter, the Company repaid $50.0 million of its term loan debt, bringing fiscal year-to-date repayments to $150.0 million. Since the closing of the OWYN Acquisition, when the term loan balance increased by $250.0 million, the Company has repaid $240.0 million. Cash flow from operations was about $133.1 million versus $166.8 million in the comparable year ago period. The decline was primarily due to higher uses of working capital, principally inventory.

As of May 31, 2025, the Company's trailing twelve-month Net Debt to Adjusted EBITDA ratio was 0.5x(7).

Fiscal Year 2025 Outlook

Considering our year-to-date performance on the top and bottom line, and trends to begin the fourth quarter, we are narrowing our full-year outlook. The Company continues to expect organic net sales growth to be driven primarily by volume. In addition, the Company is maintaining its outlook for full year gross margin to decline by approximately 200 basis points year-over-year, driven by elevated inflation and tariff headwinds in the second half which the Company expects will be partially offset by ongoing productivity, cost savings, and pricing.

Therefore, the Company anticipates the following in Fiscal Year 2025:

•Net Sales expected to increase 8.5% to 9.5%
◦OWYN Net Sales of $145 million, the mid-point of the previously provided $140-150 million range
•Adjusted EBITDA expected to increase 4% to 5%
•The fifty-third week in Fiscal Year 2024 is an approximately 2-percentage point headwind to both Net Sales and Adjusted EBITDA growth in Fiscal Year 2025 and incorporated in the outlook above

The foregoing outlook assumes current economic conditions and consumer purchasing behavior remain generally consistent over the balance of the Company's fiscal year.

___________________________________
(1) All comparisons for the third quarter or fiscal year-to-date period ended May 31, 2025, versus the comparable year-ago period ended May 25, 2024.
(2) Adjusted Diluted Earnings Per Share is a non-GAAP financial measure. The Company excludes acquisition-related costs, such as Business Transaction costs, integration expense and depreciation and amortization expense in calculating Adjusted Diluted Earnings Per Share. Please refer to "Reconciliation of Adjusted Diluted Earnings Per Share" in this press release for an explanation and reconciliation of this non-GAAP financial measure.
(3) Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") is a non-GAAP financial measure. Please refer to the "Reconciliation of EBITDA and Adjusted EBITDA" in this press release for an explanation and reconciliation of this non-GAAP financial measure.
(4) The Company does not provide a forward-looking reconciliation of expected Fiscal Year 2025 Adjusted EBITDA to Net Income, the most directly comparable GAAP financial measure, because we are unable to provide such a reconciliation without unreasonable effort due to the unavailability of reliable estimates for certain components of consolidated net income and the respective reconciliations, and the inherent difficulty of predicting what the changes in these components will be throughout the fiscal year. As these items may vary greatly between periods, we are unable to address the probable significance of the unavailable information, which could significantly affect our future financial results.
(5) "Organic" or "Legacy" growth refers to combined performance of Simply Good Foods' business excluding OWYN.
(6) Combined Quest, Atkins, and OWYN Circana MULO++C store and Company unmeasured channel estimate for the 13-weeks ending June 1, 2025, vs. the comparable 13-week year ago period.
(7) Net Debt to Adjusted EBITDA is a non-GAAP financial measure which Simply Good Foods defines as the total debt outstanding under our credit agreement with Barclays Bank PLC and other parties ("Credit Agreement"), reduced by cash and cash equivalents, and divided by the Company's trailing twelve month Adjusted EBITDA, as previously defined. The Company does not provide a forward-looking reconciliation of Net Debt to Adjusted EBITDA to Net Debt to Consolidated Net Income, the most directly comparable GAAP financial measures, expected for Fiscal Year 2025, because we are unable to provide such a reconciliation without unreasonable effort due to the unavailability of reliable estimates for certain components of consolidated net income and the respective reconciliations, and the inherent difficulty of predicting what the changes in these components will be throughout the fiscal year. As these items may vary greatly between periods, we are unable to address the probable significance of the unavailable information, which could significantly affect our future financial results.

Conference Call and Webcast Information
The Company will host a conference call with members of the executive management team to discuss these results today, Thursday, July 10, 2025, at 6:30 a.m. Mountain time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial 877-407-0792 from the U.S. or 201-689-8263 from international locations. In addition, the call and accompanying presentation slides will be broadcast live over the Internet hosted at the “Investors” section of the Company's website at www.thesimplygoodfoodscompany.com. A telephone replay will be available approximately two hours after the call concludes and will be available through July 17, 2025, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13754202.

About The Simply Good Foods Company
The Simply Good Foods Company (Nasdaq: SMPL), headquartered in Denver, Colorado, is a consumer packaged food and beverage company that is bringing nutritious snacking with ambitious goals to raise the bar on what food can be with trusted brands and innovative products. Our product portfolio consists primarily of protein bars, ready-to-drink (RTD) beverages, sweet and salty snacks, and confectionery products marketed under the Quest, Atkins, and OWYN brands. We are a company that aims to lead the nutritious snacking movement and is poised to expand our healthy lifestyle platform through innovation, organic growth, and investment opportunities in the snacking space. To learn more, visit www.thesimplygoodfoodscompany.com.

Investor Contact
Joshua Levine
Vice President, Investor Relations and Treasury
The Simply Good Foods Company
jlevine@simplygoodfoodsco.com

Forward Looking Statements

Certain statements made herein are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by or include words such as “will”, “expect”, “intends” or other similar words, phrases or expressions. These statements relate to future events or our future financial or operational performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. We caution you that these forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. You should not place undue reliance on forward-looking statements. These statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. These risks and uncertainties relate to, among other things, our ability to achieve our estimates of OWYN’s net sales and Adjusted EBITDA and our anticipated synergies from the OWYN Acquisition, our net leverage ratio post-acquisition, our Adjusted EPS post-acquisition, our ability to maintain OWYN personnel and effectively integrate OWYN, our operations being dependent on changes in consumer preferences and purchasing habits regarding our products, a global supply chain and effects of supply chain constraints and inflationary pressure on us and our contract manufacturers, our ability to continue to operate at a profit or to maintain our margins, the effect pandemics or other global disruptions on our business, financial condition and results of operations, the sufficiency of our sources of liquidity and capital, our ability to maintain current operation levels and implement our growth strategies, our ability to maintain and gain market acceptance for our products or new products, our ability to capitalize on attractive opportunities, our ability to respond to competition and changes in the economy including changes regarding inflation and increasing ingredient and packaging costs and labor challenges at our contract manufacturers and third party logistics providers, the amounts of or changes with respect to certain anticipated raw materials and other costs, difficulties and delays in achieving the synergies and cost savings in connection with acquisitions, changes in the business environment in which we operate including general financial, economic, capital market, regulatory and geopolitical conditions affecting us and the industry in which we operate, our ability to maintain adequate product inventory levels to timely supply customer orders, changes in taxes, tariffs, duties, governmental laws and regulations, the availability of or competition for other brands, assets or other opportunities for investment by us or to expand our business, competitive product and pricing activity, difficulties of managing growth profitably, the loss of one or more members of our management team, potential for increased costs and harm to our business resulting from unauthorized access of the information technology systems we use in our business, expansion of our wellness platform and other risks and uncertainties indicated in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission from time to time. In addition, forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this communication. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date and cautions investors not to place undue reliance on any such forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

The Simply Good Foods Company and Subsidiaries
Consolidated Balance Sheets
(Unaudited, dollars in thousands, except share and per share data)

	May 31, 2025	August 31, 2024
Assets
Current assets:
Cash	$98,008	$132,530
Accounts receivable, net	152,580	150,721
Inventories	164,464	142,107
Prepaid expenses	7,313	5,730
Other current assets	14,574	9,192
Total current assets	436,939	440,280

Long-term assets:
Property and equipment, net	24,102	24,830
Intangible assets, net	1,325,953	1,336,466
Goodwill	589,974	591,687
Other long-term assets	53,420	42,881
Total assets	$2,430,388	$2,436,144

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$73,012	$58,559
Accrued interest	44	265
Accrued expenses and other current liabilities	37,664	49,791
Total current liabilities	110,720	108,615

Long-term liabilities:
Long-term debt, less current maturities	248,920	397,485
Deferred income taxes	176,695	166,012
Other long-term liabilities	53,102	36,546
Total liabilities	589,437	708,658
See commitments and contingencies (Note 10)

Stockholders’ equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 600,000,000 shares authorized, 103,583,702 and 102,515,315 shares issued at May 31, 2025, and August 31, 2024, respectively	1,036	1,025
Treasury stock, 3,058,475 shares and 2,365,100 shares at cost at May 31, 2025, and August 31, 2024, respectively	(102,789)	(78,451)
Additional paid-in-capital	1,342,011	1,319,686
Retained earnings	603,236	487,265
Accumulated other comprehensive loss	(2,543)	(2,039)
Total stockholders’ equity	1,840,951	1,727,486
Total liabilities and stockholders’ equity	$2,430,388	$2,436,144

The Simply Good Foods Company and Subsidiaries
Consolidated Statements of Income and Comprehensive Income
(Unaudited, dollars in thousands, except share and per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	May 31, 2025	May 25, 2024	May 31, 2025	May 25, 2024
Net sales	$380,956	$334,757	$1,081,879	$955,634
Cost of goods sold	242,437	201,131	682,737	590,020
Gross profit	138,519	133,626	399,142	365,614

Operating expenses:
Selling and marketing	33,799	36,464	101,871	103,097
General and administrative	41,229	31,543	115,306	88,426
Depreciation and amortization	4,171	4,142	12,479	12,711
Business transaction costs	—	2,703	820	2,703
Total operating expenses	79,199	74,852	230,476	206,937

Income from operations	59,320	58,774	168,666	158,677

Other income (expense):
Interest income	673	881	2,150	2,895
Interest expense	(4,900)	(5,028)	(19,099)	(16,658)
(Loss) gain on foreign currency transactions	(337)	(12)	(342)	191
Other income	(14)	102	20	108
Total other income (expense)	(4,578)	(4,057)	(17,271)	(13,464)

Income before income taxes	54,742	54,717	151,395	145,213
Income tax expense	13,640	13,383	35,424	35,195
Net income	$41,102	$41,334	$115,971	$110,018

Other comprehensive income:
Foreign currency translation, net of reclassification adjustments	309	95	(504)	352
Comprehensive income	$41,411	$41,429	$115,467	$110,370

Earnings per share from net income:
Basic	$0.41	$0.41	$1.15	$1.10
Diluted	$0.40	$0.41	$1.14	$1.09
Weighted average shares outstanding:
Basic	100,923,690	100,024,230	100,787,087	99,852,203
Diluted	101,635,521	101,270,163	101,669,998	101,240,471

The Simply Good Foods Company and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited, dollars in thousands)

	Thirty-Nine Weeks Ended
	May 31, 2025	May 25, 2024
Operating activities
Net income	$115,971	$110,018
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,480	15,871
Amortization of deferred financing costs and debt discount	1,334	1,213
Stock compensation expense	12,819	13,209
Estimated credit losses (gains)	231	(167)
Unrealized gain (loss) on foreign currency transactions	342	(191)
Deferred income taxes	10,583	12,416
Amortization of operating lease right-of-use asset	5,192	5,265
Other	1,063	2,329
Changes in operating assets and liabilities:
Accounts receivable, net	(2,382)	(716)
Inventories	(23,185)	9,423
Prepaid expenses	(1,612)	(2,309)
Other current assets	(783)	2,248
Accounts payable	12,887	3,370
Accrued interest	(221)	(568)
Accrued expenses and other current liabilities	(10,788)	(705)
Other assets and liabilities	(3,844)	(3,951)
Net cash provided by operating activities	133,087	166,755

Investing activities
Purchases of property and equipment	(2,516)	(1,838)
Acquisition of business, net of cash acquired	1,713	—
Investments in intangible and other assets	(1,389)	(507)
Net cash used in investing activities	(2,192)	(2,345)

Financing activities
Proceeds from option exercises	11,956	4,292
Tax payments related to issuance of restricted stock units and performance stock units	(2,824)	(4,818)
Payments on finance lease obligations	—	(143)
Cash received on repayment of note receivable	—	2,100
Repurchase of common stock	(24,338)	—
Principal payments of long-term debt	(150,000)	(45,000)
Net cash used in financing activities	(165,206)	(43,569)

Cash and cash equivalents
Net (decrease) increase in cash	(34,311)	120,841
Effect of exchange rate on cash	(211)	125
Cash at beginning of period	132,530	87,715
Cash and cash equivalents at end of period	$98,008	$208,681

Net Sales by Geographic Area and Brands

The following is a summary of revenue disaggregated by geographic area and brands:

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
(In thousands)	May 31, 2025	May 25, 2024	May 31, 2025	May 25, 2024
North America (1)
Atkins	$112,287	$128,602	$329,105	$370,855
Quest	227,737	198,096	630,445	560,433
OWYN	33,551	—	99,611	—
Total North America	373,575	326,698	1,059,161	931,288
International	7,381	8,059	22,718	24,346
Total net sales	$380,956	$334,757	$1,081,879	$955,634
(1) The North America geographic area consists of net sales substantially related to the United States and there is no individual foreign country to which more than 10% of the Company’s net sales are attributed or that is otherwise deemed individually material.

Reconciliation of EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA are non-GAAP financial measures commonly used in our industry and should not be construed as alternatives to net income as an indicator of operating performance or as alternatives to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). Simply Good Foods defines EBITDA as net income or loss before interest income, interest expense, income tax expense, depreciation and amortization, and Adjusted EBITDA as further adjusted to exclude the following items: stock-based compensation expense, executive transition costs, business transaction costs, purchase price accounting inventory step-up, integration costs, term loan transaction fees, and other non-core expenses. The Company believes that EBITDA and Adjusted EBITDA, when used in conjunction with net income, are useful to provide additional information to investors. Management of the Company uses EBITDA and Adjusted EBITDA to supplement net income because these measures reflect operating results of the on-going operations, eliminate items that are not directly attributable to the Company’s underlying operating performance, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to the key metrics the Company’s management uses in its financial and operational decision making. The Company also believes that EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. EBITDA and Adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the non-GAAP calculation.

The following unaudited table provides a reconciliation of EBITDA and Adjusted EBITDA to its most directly comparable GAAP measure, which is net income, for the thirty-nine weeks ended May 31, 2025, and May 25, 2024:

(In thousands)	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	May 31, 2025	May 25, 2024	May 31, 2025	May 25, 2024
Net income	$41,102	$41,334	$115,971	$110,018
Interest income	(673)	(881)	(2,150)	(2,895)
Interest expense	4,900	5,028	19,099	16,658
Income tax expense	13,640	13,383	35,424	35,195
Depreciation and amortization	5,345	5,079	15,480	15,871
EBITDA	64,314	63,943	183,824	174,847
Stock-based compensation expense	4,027	4,473	12,819	13,209
Executive transition costs	—	355	—	721
Business transaction costs	—	2,703	820	2,703
Inventory step-up	—	—	1,412	—
Integration of OWYN	5,226	—	12,112	—
Term loan transaction fees	—	—	715	—
Other (1)	287	400	221	199
Adjusted EBITDA	$73,854	$71,874	$211,923	$191,679
(1) Other items consist principally of exchange impact of foreign currency transactions and other expenses.

Reconciliation of Adjusted Diluted Earnings Per Share

Adjusted Diluted Earnings per Share. Adjusted Diluted Earnings per Share is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to diluted earnings per share as an indicator of operating performance. Simply Good Foods defines Adjusted Diluted Earnings Per Share as diluted earnings per share before stock-based compensation expense, executive transition costs, business transaction costs, purchase price accounting inventory step-up, integration costs, term loan transaction fees, and other non-core expenses on a theoretical tax effected basis of such adjustments. The tax effect of such adjustments to Adjusted Diluted Earnings Per Share is calculated by applying an overall assumed statutory tax rate to each gross adjustment as shown in the reconciliation to Adjusted EBITDA, as previously defined. The assumed statutory tax rate reflects a normalized effective tax rate estimated based on assumptions regarding the Company's statutory and effective tax rate for each respective reporting period, including the current and deferred tax effects of each adjustment, and is adjusted for the effects of tax reform, if any. The Company consistently applies the overall assumed statutory tax rate to periods throughout each fiscal year and reassesses the overall assumed statutory rate on annual basis. The Company believes that the inclusion of these supplementary adjustments in presenting Adjusted Diluted Earnings per Share, when used in conjunction with diluted earnings per share, are appropriate to provide additional information to investors, reflects more accurately operating results of the on-going operations, enhances the overall understanding of past financial performance and future prospects and allows for greater transparency with respect to the key metrics the Company uses in its financial and operational decision making. The Company also believes that Adjusted Diluted Earnings per Share is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. Adjusted Diluted Earnings per Share may not be comparable to other similarly titled captions of other companies due to differences in the non-GAAP calculation.

The following unaudited tables below provide a reconciliation of Adjusted Diluted Earnings Per Share to its most directly comparable GAAP measure, which is diluted earnings per share, for the thirty-nine weeks ended May 31, 2025, and May 25, 2024:

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	May 31, 2025	May 25, 2024	May 31, 2025	May 25, 2024
Diluted earnings per share	$0.40	$0.41	$1.14	$1.09

Depreciation and amortization	0.05	0.05	0.15	0.16
Stock-based compensation expense	0.04	0.04	0.13	0.13
Executive transition costs	—	—	—	0.01
Business transaction costs	—	0.03	0.01	0.03
Inventory step-up	—	—	0.01	—
Integration of OWYN	0.05	—	0.12	—
Term loan transaction fees	—	—	0.01	—
Tax effects of adjustments (1)	(0.04)	(0.03)	(0.11)	(0.08)
Rounding (2)	0.01	—	—	(0.01)
Adjusted diluted earnings per share	$0.51	$0.50	$1.46	$1.33
(1) This line item reflects the aggregate tax effect of all non-tax adjustments reflected in the preceding line items of the table. The tax effect of each adjustment is computed (i) by dividing the gross amount of the adjustment, as shown in the Adjusted EBITDA reconciliation, by the number of diluted weighted average shares outstanding for the applicable fiscal period and (ii) applying an overall assumed statutory tax rate of 25% for the thirteen and thirty-nine week periods ended May 31, 2025, as well as the thirteen and thirty-nine week periods ended May 25, 2024.

(2) Adjusted Diluted Earnings Per Share amounts are computed independently for each quarter. Therefore, the sum of the quarterly Adjusted Diluted Earnings Per Share amounts may not equal the year to date Adjusted Diluted Earnings Per Share amounts due to rounding.

Reconciliation of Net Debt to Adjusted EBITDA

Net Debt to Adjusted EBITDA. Net Debt to Adjusted EBITDA is a non-GAAP financial measure which Simply Good Foods defines as the total debt outstanding under our credit agreement with Barclays Bank PLC and other parties (“Credit Agreement”), reduced by cash and cash equivalents, and divided by the trailing twelve months of Adjusted EBITDA, as previously defined.

The following unaudited table below provides a reconciliation of Net Debt to Adjusted EBITDA as of May 31, 2025:

(In thousands)	May 31, 2025
Net Debt:
Total debt outstanding under the Credit Agreement	$250,000
Less: cash and cash equivalents	(98,008)
Net Debt as of May 31, 2025	$151,992

Trailing twelve months Adjusted EBITDA:
Add: Adjusted EBITDA for the thirty-nine weeks ended May 31, 2025	$211,923
Add: Adjusted EBITDA for the fiscal year ended August 31, 2024	269,130
Less: Adjusted EBITDA for the thirty-nine weeks ended May 25, 2024	(191,679)
Trailing twelve months Adjusted EBITDA as of May 31, 2025	$289,374

Net Debt to Adjusted EBITDA	0.5	x